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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*



                                O'CHARLEY'S, INC.
                        ---------------------------------
                                (Name of Issuer)


                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)


                                    670823103
                       ---------------------------------
                                 (CUSIP Number)


      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------------                  ---------------------------------

CUSIP No. 670823103                  13G              Page    2    of     4
         ---------------                                   -------     --------
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1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    DAVID K. WACHTEL, JR.

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
                                                                 (b)  [ ]

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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION
    UNITED STATES

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                   5   SOLE VOTING POWER

   NUMBER OF           1,546,549
                   -------------------------------------------------------------
    SHARES         6   SHARED VOTING POWER

 BENEFICIALLY
                   -------------------------------------------------------------
   OWNED BY        7   SOLE DISPOSITIVE POWER

     EACH
                       1,546,549
  REPORTING        ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
    PERSON

     WITH
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,546,549

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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES SHARES


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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    9.8%

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12  TYPE OF REPORTING PERSON
    IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(A).        NAME OF ISSUER: O'CHARLEY'S, INC.
ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  3038 SIDCO DRIVE
                  NASHVILLE, TN 37204

ITEM 2(A).        NAME OF PERSON FILING: DAVID K. WACHTEL, JR.
ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
                  902 MURFREESBORO ROAD
                  NASHVILLE, TN 37217

ITEM 2(C).        CITIZENSHIP: UNITED STATES
ITEM 2(D).        TITLE OF CLASS OF SECURITIES: COMMON STOCK
ITEM 2(E).        CUSIP NO.: 670823103

ITEM 3.           Not applicable.

ITEM 4.           OWNERSHIP.
                  (a)  1,546,549
                  (b)  9.8%
                  (c)  (i)    1,546,549
                       (ii)   None
                       (iii)  1,546,549
                       (iv)   None

ITEM 5.           OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.
                  NOT APPLICABLE.

ITEM 6.           OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.
                  NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
                  NOT APPLICABLE.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  NOT APPLICABLE.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  NOT APPLICABLE.

ITEM 10.          CERTIFICATIONS.
                  NOT APPLICABLE.

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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 8, 2001
                                    -----------------------------
                                               Date


                                     /s/ David K. Wachtel, Jr.
                                    -----------------------------
                                             Signature


                                        David K. Wachtel, Jr.
                                    -----------------------------
                                             Name/Title

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).